PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 22, 1999)

                                                                   Filed Pursuant to Rule 424(b)(5)
                                                                         Registration No. 333-88525
                        $150,000,000
                 WPS RESOURCES CORPORATION                                                   [LOGO]
          7.00% SENIOR NOTES DUE NOVEMBER 1, 2009

                              -------------------

    We will pay interest on the Senior Notes Due November 1, 2009, at the rate of 7.00% per year on May 1 and November 1 of each year, beginning on May 1,
2000. We will sell the notes only in denominations of $1,000 and integral multiples of that amount. We may redeem the notes in whole or in part at any time at a redemption price equal to the greater of (1) 100% of principal or
(2) the sum of the remaining scheduled payments of principal and interest on the notes discounted to the redemption date on a semiannual basis (assuming a
360-day year consisting of twelve 30-day months) at the "treasury yield" plus
 .20%, plus in each case accrued interest to the redemption date, as set forth in this prospectus supplement, without premium. The notes constitute a series of our senior debt securities and are unsecured and unsubordinated. The notes will be effectively subordinated to creditors and preferred shareholders of our subsidiaries with respect to the assets and earnings of our subsidiaries. See "Description of the Debt Securities" in the accompanying prospectus.
                              -------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
  ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                              PER NOTE                      TOTAL
                                                              --------                      -----
Public Offering Price(1)...............................       99.608%                    $149,412,000
Underwriting Commission(2).............................         .650%                    $    975,000
Proceeds to Company(1)(3)..............................       98.958%                    $148,437,000

-------
(1) The initial public offering price does not include accrued interest. Interest, if any, on the notes will accrue from November 15, 1999, and must be paid by the purchaser if notes are delivered after November 15, 1999.
(2) We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting expenses payable by us estimated at $280,000.
                              -------------------

    The underwriters are severally offering the notes, subject to the prior receipt and acceptance of the notes by the underwriters and their right to reject any order in whole or in part. Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about November 15, 1999.
                              -------------------
                           A.G. EDWARDS & SONS, INC.

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                             LEGG MASON WOOD WALKER
                                  INCORPORATED
                                  ------------
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 9, 1999.

                                  THE COMPANY

    We operate as a holding company with both regulated and non-regulated business units. We are organized under the laws of the State of Wisconsin. Our principal wholly-owned subsidiary is Wisconsin Public Service Corporation, a regulated electric and gas utility operating in northeastern Wisconsin and the Upper Peninsula of Michigan. Our other major subsidiaries are Upper Peninsula Power Company, a regulated electric company operating in the Upper Peninsula of Michigan, and WPS Resources Capital Corporation, an intermediate holding company for our unregulated subsidiaries. Our unregulated subsidiaries include WPS Energy Services, Inc., a diversified energy company which sells electric energy, natural gas and alternate fuel products, risk management consulting services and project management, and WPS Power Development, Inc., which develops, acquires and owns electric projects and provides services to the electric power generation industry. Approximately 108% of our 1998 net income was derived from electric utility operations. Substantially all of our net income for the first nine months of 1999 was derived from Wisconsin Public Service Corporation and Upper Peninsula Power Company.

                                 RECENT EVENTS

    On November 1, 1999 our subsidiary WPS Power Development, Inc., through its subsidiary, Sunbury Holdings, LLC, completed the purchase of the Sunbury Generation Station, a four-unit coal fired power plant located in Shamokin Dam, Pennsylvania, from PP&L Resources, Inc. The assets acquired in the $106 million transaction include the coal-fired units with a demonstrated winter capacity of 389 megawatts, two 42-megawatt oil-fired combustion turbines, coal inventory and the Lady Jane Collieries, a coal transshipment facility. Under the terms of a three-year agreement, Sunbury Holdings, LLC, will sell a portion of the electricity from the Sunbury plant to PP&L, Inc. The remainder will be sold through a five-year contract with a wholesale marketer and on the wholesale energy market through WPS Energy Services, Inc., our energy marketing subsidiary.

                            DESCRIPTION OF THE NOTES

Notes Offered................................  $150 million principal amount of 7.00% Senior
                                               Notes Due November 1, 2009.

Maturity.....................................  November 1, 2009.

Interest Rate................................  The notes will bear interest at the rate of
                                               7.00% per year.

Interest Payment Dates.......................  May 1 and November 1 (commencing May 1,
                                               2000).

Ranking......................................  The notes will be unsecured general obligations and will rank on a parity with
                                               our other senior unsecured indebtedness.

                                               Claims of creditors and any preferred
                                               shareholders of each of our subsidiaries
                                               generally will have priority with respect to
                                               the assets and earnings of the subsidiaries
                                               over the claims of our creditors. The notes
                                               therefore will be effectively subordinated to
                                               creditors, including holders of secured
                                               indebtedness, and preferred shareholders of
                                               our subsidiaries.

                                               Since we are a holding company, our ability
                                               to pay debt service on the notes is largely
                                               dependent upon the ability of our
                                               subsidiaries to pay dividends and

                                               make debt service payments to us. See
                                               "DESCRIPTION OF COMMON STOCK--Restrictions on
                                               Dividends Payable by Wisconsin Public Service
                                               Corporation" in the attached prospectus.

Certain Covenants............................  The notes will be issued under the senior indenture which contains covenants that,
                                               among other things, restrict our ability to
                                               transfer the voting common stock of our
                                               subsidiary, Wisconsin Public Service
                                               Corporation, or to encumber the common stock
                                               of any of our subsidiaries.

Use of Proceeds..............................  The proceeds from the notes will be applied to retire short-term indebtedness incurred by
                                               us to fund equity commitments to our
                                               subsidiaries including Wisconsin Public
                                               Service Corporation and finance acquisitions
                                               by our non-regulated subsidiaries.

Form and Denomination........................  We will sell the notes in denominations of
                                               $1,000 and integral multiples of that amount,
                                               and the notes will be initially represented
                                               by a global note registered in the name of a
                                               nominee of The Depository Trust Company.

Optional Redemption..........................  We may redeem the notes at our option, in whole at any time or in part from time to
                                               time, at a redemption price equal to the
                                               greater of (1) 100% of principal or (2) the
                                               sum of the present values of the remaining
                                               scheduled payments of principal and interest
                                               on the notes which we redeem, discounted to
                                               the date of redemption on a semiannual basis,
                                               assuming a 360-day year consisting of twelve
                                               30-day months, at the "treasury yield," as
                                               defined below, plus two-tenths of one percent
                                               (.20%), plus in each case accrued interest to
                                               the date of redemption. The notes have no
                                               sinking fund provisions.

                                               "Treasury yield" means, with respect to any
                                               redemption date, the rate per year equal to
                                               the semiannual equivalent yield to maturity
                                               of the "comparable treasury issue," as
                                               defined below, assuming a price for the
                                               comparable treasury issue, expressed as a
                                               percentage of its principal amount equal to
                                               the "comparable treasury price," as defined
                                               below, for the redemption date.

                                               "Comparable treasury issue" means the United
                                               States Treasury security selected by an
                                               "independent investment banker," as defined
                                               below, as having a maturity comparable to the
                                               remaining term of the notes that the
                                               independent investment banker would utilize,
                                               at the time of selection and in accordance
                                               with customary financial practice, in

                                               pricing new issues of corporate debt
                                               securities of comparable maturity to the
                                               remaining term of the notes. "Independent
                                               investment banker" means one of the
                                               "reference treasury dealers," as defined
                                               below, appointed by the senior indenture
                                               trustee after consultation with us.

                                               "Comparable treasury price" means, with
                                               respect to any redemption date, (1) the
                                               average of the bid and asked prices for the
                                               comparable treasury issue, expressed in each
                                               case as a percentage of its principal amount,
                                               on the third business day preceding the
                                               redemption date, as set forth in the daily
                                               statistical release, or any successor
                                               release, published by the Federal Reserve
                                               Bank of New York and designated "Composite
                                               3:30 p.m. Quotations for U.S. Government
                                               Securities" or (2) if that release or any
                                               successor release is not published or does
                                               not contain those prices on that business
                                               day, (A) the average of the "reference
                                               treasury dealer quotations," as defined
                                               below, for the redemption date, after
                                               excluding the highest and lowest reference
                                               treasury dealer quotations for the redemption
                                               date, or (B) if the senior indenture trustee
                                               obtains fewer than four reference treasury
                                               dealer quotations, the average of all the
                                               quotations which the senior indenture trustee
                                               obtains. "Reference treasury dealer
                                               quotations" means, with respect to each
                                               reference treasury dealer and any redemption
                                               date, the average, as determined by us, of
                                               the bid and asked prices for the comparable
                                               treasury issue, expressed in each case as a
                                               percentage of its principal amount, quoted in
                                               writing to us by the reference treasury
                                               dealer at 5:00 p.m. on the third business day
                                               preceding the redemption date.

                                               "Reference treasury dealer" means any primary
                                               U.S. Government securities dealer in New York
                                               City selected by us.

                                               If we determine to redeem less than all of
                                               the notes, the senior indenture trustee shall
                                               select, in such manner as it shall deem fair
                                               and appropriate, the particular notes or
                                               portions of notes to be redeemed. The senior
                                               indenture trustee shall give notice of
                                               redemption by mail not less than 30 nor more
                                               than 45 days before the date fixed for
                                               redemption to the holders of notes to be
                                               redeemed (which, as long as the notes are in
                                               the book-entry only system, will be The
                                               Depository Trust Company ("DTC") or its
                                               nominee or a successor depositary. On and
                                               after the date fixed for redemption, unless

                                               we shall default in the payment of the
                                               redemption price and interest accrued on the
                                               notes to the date fixed for redemption),
                                               interest on the notes or the portions of the
                                               notes called for redemption shall cease to
                                               accrue.

                                               The senior indenture trustee will not mail
                                               any notice of redemption of the notes during
                                               the continuance of any event of default under
                                               the senior indenture, except that (1) when
                                               notice of redemption of any notes has been
                                               mailed, we shall redeem such notes but only
                                               if we have deposited before the occurrence of
                                               the event of default funds sufficient for
                                               that purpose with the senior indenture
                                               trustee or a paying agent for that purpose,
                                               and (2) the senior indenture trustee may mail
                                               notices of redemption of all outstanding
                                               notes during the continuance of an event of
                                               default under the Indenture.

                                               Unless we have deposited with the senior
                                               indenture trustee, at the time of mailing of
                                               any notice of redemption, an amount in cash
                                               sufficient to redeem all of the notes called
                                               for redemption, such notice will state that
                                               it is subject to the receipt of the
                                               redemption moneys by the senior indenture
                                               trustee before the redemption date, and such
                                               notice shall be of no effect unless such
                                               moneys are so received before such date.

                         SUMMARY FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                               NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                               -----------------------         -----------------
                                             1996       1997        1998        1998       1999
                                             ----       ----        ----        ----       ----
                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA
  Operating Revenues.....................  $916,449   $935,837   $1,063,736   $771,208   $802,391
  Operating Income.......................   112,652    108,161      100,044     82,740     89,085
  Net Income.............................    52,885     55,809       46,631     40,216     46,612

                                                                             AS        AS ADJUSTED
                                                              AMOUNT     ADJUSTED(A)   PERCENTAGE
                                                              ------     -----------   -----------
CONSOLIDATED CAPITALIZATION AT SEPTEMBER 30, 1999
  Long-term Debt(b).......................................  $  340,784   $  490,784          40.9%
  Preferred Stock of Subsidiary (without mandatory
    redemption provisions)................................      51,195       51,195           4.3%
  Mandatorily Redeemable Trust Preferred Securities of
    Subsidiary Trust......................................      50,000       50,000           4.2%
  Capital Lease Obligations of Subsidiary.................      73,765       73,765           6.1%
  Common Stock Equity(b)..................................     533,931      533,931          44.5%
                                                            ----------   ----------    ----------
    Total Capitalization..................................  $1,049,675   $1,199,765         100.0%
                                                            ==========   ==========    ==========

-------

    (a)  Adjusted to reflect the issuance of $150,000,000 of the notes.

    (b) Long-term debt includes $323,175,000 principal amount of first mortgage bonds of our utility subsidiaries (less current portion and unamortized discount and premium) and $19,154,000 of other debt of our subsidiaries. Long-term debt is increased by $4,089,000 and common stock equity is reduced by the same amount to reflect Wisconsin Public Service Corporation's guaranty of bank loans to the Wisconsin Public Service Corporation ESOP (Employee Stock Ownership Plan).

               RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)(A)

                                                                                                            NINE MONTHS
                                                                                                               ENDED
                                                                  YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                                  -----------------------                  -------------
                                                      1994       1995       1996       1997       1998          1999
                                                      ----       ----       ----       ----       ----          ----
Ratio of Earnings to Fixed Charges................   3.42       3.49       3.11       3.19       2.80        3.10

-------

    (a) We have computed the ratio of earnings to fixed charges by dividing earnings, which include income before taxes and fixed charges, by fixed charges. This calculation excludes the effects of accounting changes which we have made over time. "Fixed charges" consist of (1) interest on debt and a portion of rentals determined to be representative of interest and (2) the preferred stock dividend requirements of our subsidiaries. The preferred stock dividend requirements of our subsidiaries were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on our effective income tax rates for the respective periods.

               BOOK-ENTRY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    DTC will act as securities depositary for the notes. The notes will initially be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates representing the total aggregate principal amount of the notes will be issued and will be deposited with the senior indenture trustee as custodian for DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the notes as represented by a global certificate.

    For additional information relating to DTC and the book-entry issuance system, see "Description of the Debt Securities --Book-Entry Securities" in the attached prospectus.

    DTC has advised us that its management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed the industry, including direct and indirect participants and other members of the financial community, that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform its services properly also is dependent upon other parties, including, but not limited to, issuers and their agents, as well as third-party vendors from whom it licenses software and hardware, and third-party vendors on whom it relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting and will continue to contact third-party vendors from whom it acquires services (1) to impress upon them the importance of these services being Year 2000 compliant, and (2) to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the
underwriters has severally agreed to purchase, the principal amounts of the   %
Senior Notes Due November 1, 20 set forth opposite their names below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITER                           SENIOR NOTES
                        -----------                           ------------
A.G. Edwards & Sons, Inc....................................  $ 75,000,000
Robert W. Baird & Co. Incorporated..........................    37,500,000
Legg Mason Wood Walker, Incorporated........................    37,500,000
                                                              ------------
  Total.....................................................  $150,000,000
                                                              ============

    Under the terms and conditions of the underwriting agreement, the underwriters agree to take and pay for all the notes, if any are taken.

    The underwriters propose to offer the notes in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at that price less a concession of .40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed .30% of the principal amount of the notes to certain brokers and dealers. After we release the notes for sale to the public, the underwriters may from time to time vary the offering price and other selling terms.

    The notes constitute a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes but the underwriters have not obligated themselves to do so and may discontinue market making at any time without notice. We can give you no assurance as to the liquidity of the trading market for the notes.

    The underwriters are permitted to engage in certain transactions that maintain or affect the price of the notes. Such transactions may include purchases to cover short positions created by the underwriters in connection with the offering. If the underwriters create a short position in the notes in connection with the offering by selling notes in an aggregate principal amount that exceeds the amount set forth on the cover page of this prospectus supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that, if they engage in such transactions, they will not discontinue such transactions without notice.

    Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and the provision of services to, us and our subsidiaries in the ordinary course of business.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    Our counsel, Foley & Lardner, Milwaukee, Wisconsin will issue its opinion as to the validity of the notes being issued. Schiff Hardin & Waite, Chicago, Illinois will issue an opinion for the underwriters as to certain matters relating to the offering of the notes.

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION, AND IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT. IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT WILL APPLY AND WILL SUPERSEDE THAT INFORMATION IN THE PROSPECTUS.

                              -------------------

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
              PROSPECTUS SUPPLEMENT
The Company.............................    S-2
Recent Events...........................    S-2
Description Of The Notes................    S-2
Summary Financial Information...........    S-6
Book-Entry Issuance--The Depository
  Trust Company.........................    S-7
Underwriting............................    S-7
Legal Matters...........................    S-8

                    PROSPECTUS
Summary.................................      1
Where You Can Find More Information.....      3
The Company.............................      4
Use Of Proceeds.........................      4
Description Of The Debt Securities......      5
Description Of Common Stock.............     13
Plan of Distribution....................     16
Legal Opinions..........................     17
Experts.................................     17

                                  $150,000,000

                           WPS RESOURCES CORPORATION

                    7.00% SENIOR NOTES DUE NOVEMBER 1, 2009

                                     [LOGO]

                           A.G. EDWARDS & SONS, INC.

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------